                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): February 6, 2004


                                 CONNECTIVCORP
              -----------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


              DELAWARE                   333-70663              606-1529524
 -------------------------------------------------------------------------------
  (State or Other Jurisdiction of     (Commission File        (I.R.S. Employer
            Incorporation)                 Number)           Identification No.)


                  160 Raritan Center Parkway, Edison, NJ 08837
       ------------------------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (732) 225-8910



         --------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report.)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

         On December 5, 2003, ConnectivCorp (the "Company") consummated a merger with Majesco Sales Inc., a New Jersey corporation ("Majesco"), whereby CTTV Merger Sub, our wholly-owned subsidiary, merged with and into Majesco and we exchanged 15,325,000 shares of Common Stock and 925,000 shares of Series A Preferred Stock for all of the issued and outstanding common stock of Majesco (the "Merger"). As a result of the Merger, Majesco became our wholly-owned subsidiary and our sole operating business.

         In order to make public as much information as possible at this time regarding our Company, Majesco, and the results of the Merger, we have provided the following general information about our Company including our history, an overview of our current operations, plans and intents, as well as various risk factors associated with our Company. We anticipate that the amendment to our Current Report on Form 8-K dated December 5, 2003, due to be filed with the SEC on February 18, 2004, will contain historical financial information relating to Majesco. Subsequent to the amendment to our Current Report on Form 8-K, the next periodic report required to be filed will be our first quarter Quarterly Report on Form 10-Q for the three month period ended January 31, 2004.


                             DESCRIPTION OF BUSINESS

OUR HISTORY

         The Company was originally organized in the State of Delaware on May 8, 1998 as SMD Group, Inc. In January 1999, the name was changed to CDBeat.com, Inc. As CDBeat.com, Inc., the Company's primary business was providing B2B online marketing services geared toward the entertainment industry. Following the Company's business combination with Cakewalk LLC, an independent record company, in November 1999, the name was again changed to Spinrocket.com, Inc. On September 11, 2000, we changed our name to ConnectivCorp, and prior to the Merger, as defined below, ConnectivCorp had ceased active operations and was exploring various business opportunities.

THE MERGER

         On December 5, 2003, we consummated the Merger with Majesco (as described above). The 925,000 shares of our Series A Preferred Stock that were issued in the Merger are convertible into 65,675,000 shares of our Common Stock at any time after we amend our Certificate of Incorporation to increase our authorized Common Stock to allow for such conversion. As a result of the Merger, Majesco became our wholly-owned subsidiary and our sole operating business. For more information on the Merger, please see our Current Report on Form 8-K, dated December 5, 2003 and filed on December 22, 2003.

SUMMARY OF OUR CURRENT OPERATIONS

         Majesco is a developer, publisher and marketer of interactive entertainment software. Majesco has released titles for all major videogame platforms and handhelds, including Sony's PlayStation and PlayStation(R) 2, Nintendo's N64, SNES, Game Boy(TM), Game Boy(TM) Color, Game Boy(TM) Advance and GameCube(TM), Microsoft's Xbox(TM), Sega's Dreamcast, Genesis and Game Gear, and the personal computer ("PC"). Additionally, Majesco is a manufacturer of a number of accessories licensed by Nintendo.

         One of Majesco's strengths is its strong distribution and sales channels. Majesco products are sold at major U.S. retail chains including Wal-Mart, Target, Toys "R" Us, Electronics Boutique, Gamestop, Best Buy and other national and regional retailers. Additionally, Majesco has contractual relationships with game rental outlets such as Blockbuster, Hollywood Video and RenTrak.

         Although we began our business primarily as a seller of overstock or republished "value" videogames, we have shifted our focus and product mix increasingly toward proprietary multiplatform video games and related products.

         An example of our proprietary videogames includes the BloodRayne title. Launched in October 2002, the title has generated major consumer interest and worldwide retail sales of more than 600,000 units. In addition, we have sold the movie rights associated with the BloodRayne title to Brightlight Pictures (Alone in the Dark, House of the Dead) and entered into a strategy guide deal with Prima Publishing. In addition, a picture of BloodRayne, which is also the name of the main character featured in the game, recently graced the cover of Play magazine's special "Girls of Gaming" issue (November 2003). We are also in discussions to develop an animated series featuring the BloodRayne character, as well as collectible action figures, a series of novels, comic books, jewelry, and logo-bearing merchandise based on the character. BloodRayne 2 is currently in development and expected to be released in October 2004.

         A new proprietary videogame, also scheduled for release in October 2004, is Advent Rising, an epic science-fiction action game with dialogue written by Hugo and Nebula award winning novelist, Orson Scott Card. The title has already been selected as one of the Top Games of 2004 by Official Xbox(TM) Magazine and garnered over 30 pages of print editorial (exposing it to well over three million videogame enthusiasts) and numerous online plaudits.

         Majesco is one of the leading publishers of software for the Nintendo Game Boy(TM) Advance (GBA). As a result of Majesco's experience with developing games for this platform, Majesco has developed (but not yet marketed) a proprietary compression technology that will enable gamers to view color video and stereo audio on a standard Nintendo Game Boy(TM) Advance System. This officially licensed, proprietary technology enables consumers to view up to 90 minutes of video on a Game Boy(TM) Advance using a standard GBA cartridge. No other hardware peripheral will be required and all the user will need to do is insert a regular GBA cartridge into the Game Boy(TM) Advance in order to turn it into a personal video player. We are currently in negotiations with major movie studios and television networks to obtain content and are planning a significant public relations and marketing campaign, with support from Nintendo, to launch the product in Spring 2004.

         Another element in our growth strategy is to expand abroad. We believe that many of our competitors generate 30-35% of their revenues from sales abroad. Our overseas sales accounted for approximately 7% of our revenues in fiscal 2003. In 2002, we established Majesco Europe Limited, a wholly owned subsidiary based in England, designed to help grow our overseas revenues.


                                  RISK FACTORS


CERTAIN FACTS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS

     This report contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. There can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, those discussed below. As a result, our future operations involve a high degree of risk. Except as required by law, we undertake no obligation to update any forward- looking statement, whether as a result of new information, future events or otherwise.


FACTORS AFFECTING OUR BUSINESS CONDITION

          The risks described below are those associated with our newly acquired subsidiary, Majesco. In addition to the other information and factors included in this report, the following factors should be considered in evaluating our business and future prospects:

THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OUR SOLE OPERATING BUSINESS ARE NOT PUBLICLY AVAILABLE.

As a result of our recently completed Merger, we are required to publicly disclose the audited historical financial information of Majesco, as well as the pro-forma financial information as a result of the Merger. This information is currently being prepared and it is anticipated that it will be publicly filed no later than February 18, 2004. If for any reason we are unable to publicly file the required audited and pro forma information in a timely manner, we will not be compliant with the reporting requirements of the Securities Exchange of 1934, which may have an adverse effect on our stock price.

THE CURRENT TRADING PRICE OF OUR COMMON STOCK MAY NOT BE REFLECTIVE OF OUR CURRENT OPERATIONS.

As a result of our recently completed Merger, and the relative unavailability of any publicly filed information with respect to the financial condition and results of operations of Majesco, our sole operating company, the current trading price of our Common Stock may not be reflective of our actual market value. The trading price of our Common Stock could substantially decrease once we publicly file information reflecting the financial condition and results of operations of Majesco.

WE HAVE EXPERIENCED RECENT NET LOSSES AND WE MAY INCUR FUTURE LOSSES.

For the fiscal year ended October 31, 2002, we incurred a net loss of $752,000 on net revenues of $49,688,000. We believe this net loss was principally related to financing costs, non-recurring litigation and impairment reserves. There can be no assurances that we will not continue to experience net losses.

THE NASD IS CONDUCTING AN INQUIRY AS A RESULT OF UNUSUAL TRADING ACTIVITY WHICH MAY HAVE AN ADVERSE IMPACT ON THE BUSINESS REPUTATION OF OUR COMPANY.

We have received an inquiry letter from the National Association of Securities Dealers regarding unusual trading activity in our Common Stock between the time of the signing of the Letter of Intent with respect to the Merger and the date that we announced that a Letter of Intent was signed with respect to the Merger. Based on our own limited investigation, we do not believe that current management of Majesco engaged in improper trading or tipping of inside information. However, if our investigation turns out to be incorrect, the parties involved, and even we, could be sanctioned and required to disgorge any profits and to pay penalties. Any such sanctions could have an adverse effect on our business reputation and may require us to take disciplinary action against any individual or individuals involved in such improper trading or tipping.

THE COMPANY WAS INVOLVED IN LITIGATION THAT HAS RESULTED IN A JUDGMENT AGAINST THE COMPANY THAT REQUIRES SUBSTANTIAL FUNDS TO SATISFY AND SUCH FUNDING REQUIREMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY. THE COMPANY ALSO FACES POTENTIAL LITIGATION THAT MAY RESULT IN FURTHER JUDGMENTS AND/OR SETTLEMENTS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY.

In addition to outstanding litigation matters that could have a negative impact on our financial condition, in August 2003, the US District Court of Massachusetts in Infogrames Interactive, Inc. v. Majesco Sales Inc. entered judgment against Majesco in the approximate amount of $6.7 million pursuant to a breach of contract action, which action the parties subsequently settled. Please see "Recent Developments" for a detailed description of this settlement and see "Legal Proceedings" for a description of our outstanding litigation matters.

IN CONNECTION WITH RECENT LITIGATION INVOLVING THE COMPANY AND INFOGRAMES INTERACTIVE INC., THE COMPANY HAS ENTERED INTO A SETTLEMENT AGREEMENT WHICH PROVIDES RESTRICTIONS ON THE COMPANY'S ABILITY TO TAKE CERTAIN ACTIONS.

The settlement agreement (the "Atari Settlement") provides for certain restrictions on the Company's ability to, among other things, incur indebtedness or liens, liquidate, merge or dispose of any of its assets, enter into any transaction with any of our principals or their affiliates or increase the pay or compensation of any of our principals or their affiliates. While we believe that the Company will be able to successfully perform under the Atari Settlement, the restrictions contained therein could have a material adverse impact on our business operations, financial condition, and/or ability to raise capital in the future. Please see "Recent Developments" for a detailed description of this settlement and see "Legal Proceedings" for a description of our outstanding litigation matters.

OUR BUSINESS IS SEASONAL AND CYCLICAL AND IF WE DO NOT MEET PRODUCT DEVELOPMENT OR DELIVERY SCHEDULES, WE WILL EXPERIENCE FLUCTUATION IN OUR OPERATING RESULTS.

Our business is highly seasonal, and fluctuates greatly on a quarterly basis with the highest levels of consumer demand, and a significant percentage of our revenue, occurring in the October through December calendar quarter. The timing of hardware platform introduction is often tied to the year-end holiday season and is not within our control. In addition, if we miss this key selling period, due to product or approval delays, delayed introduction of a new platform for which we have developed products, shipping delays, weather or any other reason, our sales will suffer disproportionately. Our industry is also cyclical. Videogame platforms have historically had a life cycle of four to six years. As one group of platforms is reaching the end of its cycle and new platforms are emerging, consumers often defer game software purchases until the new platforms are available, causing sales to decline. This decline may not be offset by increased sales of products for the new platform.

Development schedules, particularly for new hardware platforms and high-end multimedia PCs, are difficult to predict because they involve creative processes, use of new development tools for new platforms, research and experimentation associated with development for new technologies, availability and price of licensing rights and availability of, and costs associated with, timely and accurate delivery schedules. Failure to meet any of these schedules may cause a shortfall in our revenue and profitability and cause our operating results to be materially different from expectations. Delays that prevent or otherwise hinder the release of our products, especially during peak selling seasons, may reduce lifetime sales of those products and our reputation in the marketplace.

CUSTOMER ACCOMMODATIONS COULD ADVERSELY AFFECT OUR EARNINGS.

The difficulty in predicting future sales increases the risk that new product introductions, price reductions or other factors impacting the videogames market could cause our products not being sold to consumers. As a result, we sometimes negotiate accommodations to retailers or distributors when demand for specific games falls below expectations, in order to maintain our relationships with our customers and access to the distribution channels. These accommodations include our not requiring that all booked orders be filled. We also negotiate price discounts and credits against future orders with our customers. The conditions our customers must meet to be granted price protection or other allowances are, among other things, compliance with applicable payment terms, delivery to us of weekly inventory and sell-through reports, and participation in the launches of our premium title releases. When we offer price protection, we offer it with respect to a particular product to all of our retail customers, however, only those customers who meet the conditions detailed above can avail themselves of such price protection. We also offer a 90-day limited warranty to our end users that our products will be free from manufacturing defects.

At the time of product shipment, we establish reserves, including reserves under our policies for price protection and other allowances. These reserves are established according to our estimates of the potential for markdown allowances based upon historical rates, expected sales, retailer inventories of products and other factors. Although we believe that the reserves that we have established for customer accommodations are adequate, there is the possibility that actual customer accommodations could exceed our reserves. The effect of this would be a further reduction in our earnings. We cannot predict with certainty the amount or nature of accommodations that will be provided to our customers in future periods.

INCREASED COMPETITION FOR LIMITED SHELF SPACE AND PROMOTIONAL SUPPORT FROM RETAILERS COULD AFFECT THE SUCCESS OF OUR BUSINESS AND REQUIRE US TO INCUR GREATER EXPENSES TO MARKET OUR PRODUCTS.

Retailers typically have limited shelf space and promotional resources to support any one product among an increasing number of newly introduced entertainment software products. Competition for retail shelf space is expected to increase, which may require us to increase our marketing expenditures. Competitors with more extensive lines, popular products and financial resources frequently have greater bargaining power with retailers. Accordingly, we may not be able to achieve or maintain the levels of support and shelf space that such competitors receive. As a result, sales of our products may be less than expected.

OUR ACTIVITIES WILL REQUIRE ADDITIONAL FINANCING, WHICH MAY NOT BE OBTAINABLE ON ACCEPTABLE TERMS IF AT ALL.

As our business expands, we expect to increase our expenses for sales, marketing and product development efforts. As a result, we anticipate that we will need to raise capital. Also, if we incur additional operating losses, or if unforeseen events occur that would require additional funding, we may need to raise additional capital or incur debt to fund our operations. In we are unable or fail to raise such funds, we may not be able to fully implement our business plan and strategy and be forced to curtail such plans until such time as additional capital can be obtained. We would expect to seek such capital through sales of additional equity or debt securities and/or loans from banks, but there can be no assurance that such funds will be available to us on acceptable terms, if at all. Failure to obtain such financing or obtaining it on terms not favorable to us could have a material adverse effect on future operating prospects and continued growth.

EVEN IF A NEW PLATFORM IS SUCCESSFUL, WE MUST CONTINUE TO DELIVER AND MARKET PRODUCTS ACCEPTED IN THE MARKETPLACE.

Even if we are able to accurately predict which platforms will be most successful, we must deliver and market videogames that are accepted in our extremely competitive marketplace. Majesco was historically a distributor of videogames, not a developer. Development and marketing efforts require substantial investment of time, money, personnel and other resources that we cannot be assured to ever recoup from our final products. In the event we are not successful in developing, licensing, marketing or distributing videogames, our financial conditions, results of operations and future prospects could be materially impacted.

Videogame products typically have market life spans of only three to 12 months. Our new products may not achieve and sustain market acceptance during the short life cycle sufficient to generate revenue to recover our investment in developing the products and to cover our other costs. It is therefore important for us to be able to continue to develop many high quality new products that are popularly received. If we are unable to do this, our business and financial results may be negatively affected.

In addition, Microsoft, Sony and Nintendo, who currently dominate the entertainment hardware and software industry, have the financial resources to withstand significant price competition and to implement extensive advertising campaigns. Many of our other competitors also have far greater financial, technical, personnel and other resources than we do, and many are able to carry larger inventories and adopt more aggressive pricing policies. Prolonged price competition or reduced operating margins could cause a significant decrease in profits.

OUR PLATFORM LICENSORS ARE ALSO COMPETITORS AND FREQUENTLY CONTROL THE MANUFACTURING AND ACCESS TO OUR VIDEOGAME PRODUCTS. IF THEY DO NOT APPROVE OUR PRODUCTS, WE WILL BE UNABLE TO MAKE SALES OF OUR PRODUCTS.

Our intellectual property licenses generally require that we submit new products developed under licenses for approval prior to release. In addition, some of our hardware licensors (such as Sony for the PlayStation 2(TM), Microsoft for the Xbox(TM) and Nintendo for the GameCube(TM) and Game Boy Advance(TM)) are also competitors. While we believe our relationships with our hardware licensors are positive, the potential for delay or refusal to approve or support our products exists. Such occurrences would hurt our business and have a material adverse impact on our financial performance and future growth prospects.

IF WE ARE UNABLE TO MAINTAIN OR ACQUIRE LICENSES TO INTELLECTUAL PROPERTY, WE WILL PUBLISH FEWER TITLES AND OUR REVENUE MAY DECLINE.

Although we continue to develop our own intellectual property, many of our products are based on or incorporate intellectual property and other character or story rights acquired or licensed from third parties. These license and distribution agreements are limited in scope and time, and we may not be able to renew key licenses when they expire or to include new products in existing licenses. If we are unable to maintain these licenses and obtain additional licenses with significant commercial value, or maintain them at reasonable costs, we will be unable to increase our revenue in the future unless we offset the loss of such revenue with revenue from our independently created material.

IF WE DO NOT DEVELOP PRODUCTS FOR WIDELY ACCEPTED NEW VIDEOGAME PLATFORMS, OUR BUSINESS WILL SUFFER.

We derive most of our revenue from the sale of products for play on proprietary videogame platforms of third parties, such as Sony's PlayStation 2(TM), Microsoft's Xbox(TM) and Nintendo's GameCube(TM) and Game Boy(TM). Therefore, the success of our products is driven in large part by the success of new videogame hardware systems and our ability to accurately predict which platforms will be most successful in the marketplace. Technology changes rapidly in our business, and if we fail to anticipate new technologies, the quality, timeliness and competitiveness of our products will suffer. We must make product development decisions and commit significant resources well in advance of the anticipated introduction of a new platform. A new platform for which we are developing products may be delayed, may not succeed or may have a shorter life cycle than anticipated. If the platforms for which we are developing products are not released when anticipated or do not attain wide market acceptance, our revenue growth will suffer. Also, if we increase the resources employed in research and development in an attempt to accelerate our development of new products or increase the number of products we produce, our development expenses will increase.

MAJESCO DID NOT RECEIVE THE CONSENT OF CERTAIN OF ITS DISTRIBUTORS AND LICENSORS WITH RESPECT TO THE RECENTLY COMPLETED MERGER.

Certain agreements pursuant to which Majesco operates with certain of its distributors and licensors require that Majesco obtain the consent of such distributor or licensor prior to an assignment of the agreement or in some cases, a change of control of Majesco. In connection with the Merger, Majesco did not obtain the consent of certain of its distributors and licensors and such distributors and licensors may have the right to terminate these contracts as a result of Majesco's failure to obtain such consent. While we believe we will be able to obtain such consents, and have already commenced this process, if we are unable to obtain certain of the consents, those distributors and licensors may terminate their contracts with us and such termination could have a material adverse effect on our financial condition and results of operations.

In December 2003, we received a letter of termination from one of our distributors, Vivendi Universal Games International, indicating Vivendi was terminating its existing License and Distribution Agreement with us as a result of our recent merger. Although we believe that the basis for the termination is not in accordance with the provisions of the License and Development Agreement, we are currently discussing this termination letter with Vivendi and Vivendi has indicated an interest in entering into a new contract under revised terms, however, there can be no assurance that we will be successful in negotiating a new contract on terms acceptable to us, or at all.

APPROXIMATELY 55% OF OUR SALES FOR THE YEAR ENDED OCTOBER 31, 2003 WERE GENERATED FROM THREE (3) CUSTOMERS AND, ACCORDINGLY, THE LOSS OF ANY ONE SUCH CUSTOMER COULD ADVERSELY AFFECT OUR SALES.

For the year ended October 31, 2003, three (3) customers accounted for approximately 55% of our sales. While this percentage is due in part to a consolidation of the retail industry generally, and although we are seeking to broaden our customer base, no assurance can be made that our efforts will be successful or that these three (3) customers will not continue to account for a large concentration of our sales. The loss of one or more of these three (3) customers, or any other customer that accounts for a significant portion of our sales, could adversely affect our business, operating results, and financial condition.

OUR INTERNATIONAL REVENUES ARE SUBJECT TO CURRENCY FLUCTUATIONS.

We expect foreign sales to continue to account for a growing portion of our revenue (in 2003 it accounted for 7%). Such sales are subject to unexpected regulatory requirements, tariffs and other barriers. Additionally, foreign sales are primarily made in local currencies, which may fluctuate against the dollar. While we hedge against foreign currency fluctuations, we cannot control translation issues. Any negative impact on our financial condition as a result of currency fluctuation or other international issues can be expected to have a material adverse effect on our results of operations and future operating prospects.

OUR INTELLECTUAL PROPERTY IS VULNERABLE TO MISAPPROPRIATION AND THE EFFECTS OF COMPETITIVE, NON-INFRINGING TECHNOLOGY.

We own or have rights to use proprietary technology that we believe affords us a current competitive advantage. This technology is not, however, fully protected from infringement by competitors or from the introduction of non-infringing technologies. Our rights and the additional steps we have taken to protect our intellectual property may not be adequate to deter misappropriation, and our proprietary position remains subject to the risk that our competitors or others will independently develop non-infringing technologies substantially equivalent or superior to our technologies.

INTELLECTUAL PROPERTY CLAIMS MAY INCREASE OUR PRODUCT COSTS OR REQUIRE US TO CEASE SELLING AFFECTED PRODUCTS.

Development of original content sometimes results in claims of intellectual property infringement. Many of our products include extremely realistic graphical images, and we expect that as technology continues to advance, images will become even more realistic. Some of the images and other content are based on real-world examples that may give rise to claims of alleged infringement of the intellectual property rights of third parties. Although we make reasonable efforts to ensure our products do not violate the intellectual property rights of others, it is possible that third parties still may allege such infringement. Such claims, or litigation resulting therefrom, could require us to stop selling the affected product(s), redesign such product(s) to avoid infringement and/or obtain a license for future sales of such product(s). Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and future business prospects.

WE DEPEND HEAVILY ON OUR DIRECTORS AND EXECUTIVE OFFICERS AND WOULD HAVE DIFFICULTY REPLACING THEM.

Our future success depends to a significant degree on the skills, experience and efforts of our directors and executive officers. We do not currently have employment agreements with our executive officers and we may not be able to retain their services or those of other key personnel. The loss of these personnel could adversely affect our business and our ability to achieve profitability.

WE NEED TO ATTRACT AND RETAIN KEY PERSONNEL AND MANAGE OUR GROWTH EFFECTIVELY IN ORDER TO REMAIN A SUCCESSFUL COMPANY.

The market for technical, creative, marketing and other personnel essential to the development of our products and management of our business is extremely competitive. To manage this anticipated growth, we must implement systems and train, manage and integrate our increased employee base. We cannot make assurances we have made adequate allowances for the costs and risks associated with this growth, that our procedures or controls will be adequate to support our operations, or that we will be able to successfully offer and expand our product base. If we cannot successfully recruit and retain the employees we need, our ability to develop and manage our businesses will be impaired. If we are unable to manage our growth effectively, our business could be materially adversely affected.

WE ARE CONTROLLED BY A SMALL NUMBER OF STOCKHOLDERS, SOME OF WHICH ARE KEY MEMBERS OF OUR EXECUTIVE MANAGEMENT, AND SUCH CONTROL COULD PREVENT THE TAKING OF CERTAIN ACTIONS THAT MAY BE BENEFICIAL TO OTHER STOCKHOLDERS.

Approximately 74% of our voting securities are owned by various members of the Sutton family (see "Management") as well as The Jesse M. Sutton Foundation. The Jesse M. Sutton Foundation owns approximately 1.5% and the four adult children of Morris Sutton, the Chairman of our Board of Directors, collectively own 72%. Each of Jesse, Joseph, Adam and Sarah Sutton own 18%, however, Sarah Sutton has entered into a Voting Agreement with her father, Morris Sutton, whereby Morris Sutton directs and controls the voting power of all of Sarah Sutton's voting securities. The foregoing percentages reflect and assume the conversion of the Series A Convertible Preferred Stock held by such parties. Although they each vote their respective shares independently, due to their substantial ownership of our voting securities, together they control the outcome of substantially all matters submitted to a vote of our stockholders, including but not limited to the selection of members to our Board of Directors and the adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination we may potentially be involved in. Additionally, Morris Sutton is the Chairman of our Board of Directors, Jesse Sutton (Morris' son) is our President and Chief Executive Officer and a member of our Board and Joseph Sutton (Morris' son) is our executive vice president of research and development and a member of our Board, thereby also giving them substantial control over matters considered by the officers and directors of the Company without approval of stockholders.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW COULD PREVENT A POTENTIAL ACQUIRER FROM BUYING YOUR STOCK.

Anti-takeover provisions of Delaware law may make a change in control of our Company more difficult, even if a change in control would be beneficial to our stockholders. These provisions may allow our board of directors to prevent or make changes in the management and control of our company. Without any further vote or action on the part of the stockholders, the board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of our preferred stock. This preferred stock may have preference over and impair the rights of the holders of Common Stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible investment acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. Similarly, our authorized but unissued common stock is available for future issuance without stockholder approval.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION, WHICH MAY LIMIT THE LIQUIDITY OF OUR COMMON STOCK AND THE ABILITY OF OUR STOCKHOLDERS TO SELL SHARES.

Our Common Stock is subject to regulations of the SEC relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market be delivered to purchasers of penny stocks and imposes various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our Common Stock by reducing the number of potential investors. This may make it more difficult for investors in our Common Stock to sell shares to third parties or to otherwise dispose of them. Accordingly, there can be no assurance that an active trading market in the Company's shares will be developed or sustained.

OUR COMMON STOCK IS THINLY TRADED, AND THE PUBLIC MARKET MAY PROVIDE LITTLE OR NO LIQUIDITY FOR HOLDERS OF OUR COMMON STOCK.

There is currently a limited volume of trading in our Common Stock and on many days there is no trading activity in our Common Stock. Holders of our Common Stock may find it difficult to find buyers for their shares at prices quoted in the market, or at all.

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR STOCKHOLDERS.

Volatility in the market could cause our stockholders to incur substantial losses. An active public market for our Common Stock may not develop and the market price of our Common Stock may become highly volatile particularly as additional information concerning Majesco is released to the market for the first time. The market price of our Common Stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

         o    changes in market valuations of similar companies;

         o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

         o    regulatory developments;

         o    additions or departures of key personnel;

         o deviations in our results of operations from the estimates of securities analysts; and

         o    future issuances of our Common Stock or other securities.

IF WE ARE NOT CURRENT IN OUR PERIODIC FILINGS WITH THE SEC, WE COULD LOSE OUR ELIGIBILITY TO TRADE OUR SECURITIES ON THE OTC BULLETIN BOARD, WHICH WOULD HAVE AN ADVERSE EFFECT ON OUR ABILITY TO RAISE FUNDS.

We are required to file annual and quarterly reports with the SEC, pursuant to the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. To the extent we do not timely file such reports, our securities may no longer be permitted to be traded on the OTC Bulletin Board, and would then be listed on the "pink sheets." Such action would have an adverse affect on our ability to raise funds in the future since many potential investors will not invest in companies whose securities are traded on the "pink sheets."


                                 CAPITALIZATION

The following table sets forth our current capitalization:

         o    38,178,392 shares of Common Stock

         o 925,000 shares of Series A Convertible Preferred Stock (convertible into 65,675,000 shares of Common Stock)


         The capitalization set forth above excludes warrants outstanding prior to the Merger a nominal amount of which are currently in-the-money. The capitalization above also excludes the shares of Common Stock underlying the 6% Convertible Preferred Stock (see "Related Party Transactions").

Our Board of Directors has adopted a stock plan that allows for the issuance of options or restricted stock to purchase 15,000,000 shares of our Common Stock. The stock plan allows us to provide equity based incentive compensation to our directors, officers, employees and consultants. It is intended that the stock plan will become effective upon stockholder approval, which we are currently seeking and anticipate receiving in the near future. As of the date of this Current Report, no options have been granted under the stock plan.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of voting securities of (i) each current member of the board of directors, (ii) certain of our executive officers, (iii) all of our directors and executive officers as a group, and (iv) each beneficial owner of more than 5% of the outstanding shares of any class of our voting securities.

                                                             NUMBER OF SHARES                 PERCENT
                                                               BENEFICIALLY       PERCENT OF  OF VOTING
COMMON STOCK                                                       OWNED            CLASS       POWER
------------                                                 ----------------     ----------  ---------
Directors and Executive Officers
Jesse Sutton                                                     2,529,625            7%          18%
Jesse M. Sutton Foundation (1)                                     206,500 (1)        *          1.5%
Joseph Sutton                                                    2,529,625            7%          18%
Morris Sutton (2)                                                2,529,625 (2)        7%          18%
     Executive officers and directors as a group                 7,795,375          21.5%        55.5%
Five Percent Stockholders
Adam Sutton                                                      2,529,625            7%          18%
Robert S. Ellin (3)                                              3,501,788            9%          3%
Irwin L. Gross (4)                                               3,248,250            8%          3%

SERIES A CONVERTIBLE PREFERRED STOCK (5)
------------------------------------
Directors and Executive Officers
Jesse Sutton                                                       226,625           22%          18%
Joseph Sutton                                                      226,625           22%          18%
Morris Sutton (2)                                                  226,625 (2)       22%          18%
Jesse M. Sutton Foundation (1)                                      18,500 (1)        *          1.5%
     Executive officers and directors as a group                   698,375          66.2%        55.5%
Five Percent Stockholders
Adam Sutton (6)                                                    226,625           22%          18%

* Represents beneficial ownership of less than 1% of the shares of Common Stock or Series A Convertible Preferred Stock (as applicable).

     (1) Morris Sutton, Jesse Sutton and Joseph Sutton act as officers of the Jesse M. Sutton Foundation, and each has the power to vote and dispose of the shares held by the Foundation. The number of shares disclosed under each of Jesse, Joseph and Morris Sutton does not include the number of shares held by the Foundation.

     (2) Pursuant to a voting agreement, Morris Sutton has the power to vote and dispose of the shares held in the name of his daughter, Sarah Sutton. The voting agreement does not restrict Sarah from exercising all other rights of beneficial ownership, including the right to receive payments of dividends or other distributions from the Company with respect to the shares.

     (3) Of the 3,501,788 shares: 2,578,191 are held indirectly by Atlantis Equities, Inc., an entity of which Mr. Ellin is a principal; 333,597 are held directly by Nancy Ellin, Atlantis' sole director and sole stockholder; 565,000 shares are held directly by the Robert Ellin Profit Sharing Plan, of which Robert S. Ellin is the trustee and beneficiary; 25,000 shares are held directly by the Robert Ellin Family Trust, of which Robert S. Ellin is the grantor.

     (4)  Shares are held jointly with his wife, Linda Gross.

     (5) All shares of Series A Convertible Preferred Stock are immediately convertible into shares of Common Stock of the Company at such time as an amendment to our Certificate of Incorporation is effectuated to increase the number of authorized shares of Common Stock sufficient to convert, at a ratio of 71 shares of Common Stock for each share of Series A Convertible Preferred Stock, all shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock has voting rights on an as-converted basis and votes together with the Common Stock as one class, except as otherwise regulated by law.

     (6) Adam Sutton is the adult son of Morris Sutton and brother of Jesse and Joseph Sutton. Adam is not an executive officer or director of the Company.


                               RECENT DEVELOPMENTS


         The following is a summary of certain of our recent developments and transactions:


GAME BOY ADVANCE VIDEO TECHNOLOGY

Majesco has recently secured approval from Nintendo to apply its new video technology to Nintendo's Game Boy Advance system and create new products for distribution throughout North America. The technology enables the approximately 20 million U.S. consumers who own a Game Boy Advance or Game Boy Advance SP, to view a wide variety of content - including cartoons - without the need of any additional hardware. Majesco's new video compression technology presently allows viewing of approximately 45 minutes of quality color video with the capability to view 90 minutes of color video under development. Approximately 12 video titles are scheduled to launch at retail in time for Spring 2004. In addition, we are seeking approval from Nintendo to distribute such products in the European and Japanese markets. We estimate that the world-wide consumer base for this technology is over 37 million.

ATARI SETTLEMENT

         In August 2003, the US District Court of Massachusetts in Infogrames Interactive, Inc. v. Majesco Sales Inc. entered judgment against Majesco in the amount of approximately $6.7 million pursuant to a breach of contract action. On or about December 3, 2003 (the "Effective Date"), Majesco settled the case on the following material terms and conditions:

         (i) Majesco agreed to pay Atari Interactive, Inc. $6.7 million as follows: (a) $1 million no later than two weeks after the Effective Date, which was paid out of borrowings (see "Related Party Transactions"); (b) $2.5 million upon the first to occur of
              (1) Majesco receiving a total of $15 million or more in third party financing (subject to various terms and conditions) (the "Financing Date") or (2) June 30, 2004; (c) $1 million on the earlier of one year from the Financing Date or June 30, 2005, with interest at 5% per annum; and (d) $2.2 million on a date which is 42 months from the Effective Date, such payment accruing interest at the rate of 5% per annum from the earlier of the Financing Date or June 30, 2004.

         (ii) As collateral security for all of Majesco's obligations under the Settlement Agreement, Majesco granted Atari a continuing security interest in all of its assets, to the extent permitted under Majesco's existing loan documents.

         (iii) Consistent with the security interest granted to Atari, Majesco also agreed to assign to Atari its right to receive all revenue under certain of its distribution agreements, which assignment will be released under certain circumstances. Such revenues are payable to Atari in order to satisfy Majesco's obligations described in (i)(c) above and thereafter to satisfy the obligations described in (i)(b) above; provided that regardless of revenues received under these agreements, Majesco is obligated to pay to Atari, no later than March 31, 2004, on account of the obligations described in (i)(c) above, $500,000 in immediately available funds.

         (iv) Majesco agreed that until full and final payment of all obligations to Atari, without Atari's prior consent, it will not, directly or indirectly (a) create, guarantee or otherwise become liable with respect to any indebtedness, except in the ordinary course of its business (b) create, incur or assume any liens, except in the ordinary course of its business (c) liquidate, merge, consolidate, reorganize or dispose of any of its assets,
              (d) except with respect to previously existing affiliate loans not exceeding $6,000,000, make any distribution to any of its principals or their affiliates, (e) enter into any transaction with any of its principals or their affiliates, except in the ordinary course of its business, (f) suspend or go out of business, or (g) except under certain circumstances, increase the pay or compensation of any of its affiliates.


                           RELATED PARTY TRANSACTIONS

         Prior to the Merger, Jesse Sutton and Joseph Sutton each loaned Majesco approximately $1.8 million, for an aggregate amount of approximately $3.6 million, in order to enable the Company to repay amounts due under a line of credit with the remainder used for working capital purposes. A portion of the loans will be exchanged for $3.0 million of 6% Convertible Preferred Stock, which we anticipate will be issued in the near future. The 6% Preferred Stock will be convertible at the option of the holder into shares of our Common Stock at a conversion price of $2.00. The remaining amount of the loan, approximately $600,000 has been repaid in part and we anticipate that the full amount will be repaid within the next three months.

         On November 25, 2003, Albert Ades, the father-in-law of Jesse Sutton, loaned Majesco $1.0 million. Majesco used the funds to satisfy a portion of its obligations pursuant to the Atari Settlement. The loan may be satisfied in exchange for 2,000,000 shares of our Common Stock.

         We currently use the services of a printing and packaging company in which Morris Sutton's nephew is a principal. In 2003, we received services from this company for which we were billed approximately $1 million. Such charges were based on arms length negotiations, and to our knowledge, on terms no worse than what we could receive from providers of similar services.

         Prior to the Merger, during 2003, approximately 9,500,000 unregistered shares of our Common Stock were sold at a price of $0.10 per share. The proceeds of these sales were used to pay off debts to service providers and other creditors of our company, including a consulting fee payment in connection with the Merger equal to $450,000 to Atlantis Equities, Inc. ("Atlantis"), an entity of which Robert S. Ellin, former Chairman of the Company and a holder of greater than 5% of our outstanding Common Stock (as set forth below), is a principal. Atlantis has also received consulting fees of approximately $130,000 for consulting services rendered to the Company in 2002 and 2003. Atlantis will receive an additional $300,000 if we consummate an equity or convertible debt financing providing aggregate gross proceeds to our company in an amount not less than $10,000,000.

         Of the sales of unregistered securities sold in 2003: (i) 500,000 shares were purchased by Atlantis and an aggregate of 240,000 shares were purchased by Mr. Ellin's family members, and (ii) 2,700,000 shares were purchased by Irwin Gross and his affiliates. In addition, 750,000 shares were purchased by Elliot Goldman, the CEO of ConnectivCorp prior to the Merger, and his affiliates.

         Each of Mr. Ellin and Mr. Gross are the holders of greater than 5% of our outstanding Common Stock based on 38,178,392 shares of Common Stock outstanding as of January 25, 2004. According to public filings with the SEC, Mr. Ellin beneficially owns 3,501,788 shares of our Common Stock, including 2,578,191 held indirectly by Atlantis; 333,597 held directly by Nancy Ellin, Robert Ellin's wife and Atlantis' sole director and sole stockholder; 565,000 shares held directly by the Robert Ellin Profit Sharing Plan, of which Robert S. Ellin is the trustee and beneficiary; and 25,000 shares held directly by the Robert Ellin Family Trust, of which Robert S. Ellin is the grantor.

         Mr. Gross beneficially owns 3,248,250 shares of our Common Stock which shares are held jointly with his wife, Linda Gross.


                                BUSINESS OVERVIEW

Our wholly-owned subsidiary and sole operations, Majesco, is a leading developer, publisher and marketer of interactive entertainment software. Majesco has released titles for all major video game platforms and handhelds, including Sony's PlayStation and PlayStation(R) 2, Nintendo's N64, Super Nintendo Entertainment System (SNES), Game Boy(TM), Game Boy(TM) Color, Game Boy(TM) Advance and GameCube(TM), Microsoft's Xbox(TM), Sega's Dreamcast, Genesis and Game Gear, and the personal computer ("PC"). Additionally, Majesco is a manufacturer of a number of accessories licensed by Nintendo. We possess strong distribution and sales channels and have products at the major U.S. retail chains including Wal-Mart, Target, Toys "R" Us, Best Buy, Electronics Boutique, Gamestop and other national and regional retailers.


BUSINESS EVOLUTION

Founded in 1986 as a specialty distributor, Majesco initially focused on acquiring and placing overstock stocks of videogames on behalf of the major worldwide publishing companies. Majesco was able to secure slow-moving or surplus inventory from publishers at highly competitive prices, then place the stock with major retailers at price points below normal retail prices.

During the early 1990s, Majesco increasingly focused on republishing videogames that had ceased production. Majesco was then able to contact the publishers and guarantee a minimum royalty to republish the game. Upon re-issuing a discontinued game title, Majesco would reduce the game to a value price, often selling a game for as much as 50% below its original wholesale price. We believe Majesco's strength in the value software sector was enhanced by the growing acceptance of entertainment software by the largest retailers in the U.S. as a mass consumer market opportunity. By 1993, Majesco was supplying substantial unit volumes to such major retailers as Wal-Mart, K-Mart, Toys "R" Us and Target. In many instances, Majesco acted as a consolidator for software companies that did not have sufficient volume or title count to effectively distribute themselves.

In 1997, Majesco became an authorized manufacturer, publisher and distributor of videogame hardware and software. Specifically, Majesco acquired exclusive rights to republish software for the SNES, Sega Genesis and the PICO Video Game System. In addition, Majesco acquired the exclusive rights from Sega to remanufacture the Genesis game system and the Game Gear handheld system.

As a result of and following these developments, Majesco began to evolve into a fully integrated development, publishing and distribution business. Three primary factors drove this business evolution:

         1. Becoming a frontline publisher offered an opportunity for rapid growth, increased profitability, brand recognition and creating value.

         2. The changing format of storage medium from cartridge to CD for next generation videogames represented a significantly larger market as well as a decreased risk due to lower cost of goods and faster manufacturing capability.

         3. The availability of overstocked goods principally fluctuates with the cyclical introductions of new hardware and software. By developing our frontline publishing capabilities, we believed we could take advantage of both sides of the business, thereby creating a more balanced product mix.

In 1998, Majesco created an in-house development studio. As a first project, the studio focused on acquiring licenses of proven game titles from older console or PC formats and converting them onto a variety of game platforms (a process known as "porting"). Majesco's first internally developed title, Tom Clancy's Rainbow Six for the Dreamcast system (originally a PC game), garnered widespread acclaim after its May 2000 launch and sold more than 200,000 copies in its first four months. Another internally developed title based on a PC game, Soldier of Fortune, has sold over 200,000 units.

As part of Majesco's evolution from a specialty distributor to a publisher, Majesco enhanced its internal capabilities and systems and diversified its business across several fronts:

         o Revenue Mix - In fiscal 2003, new releases and catalog accounted for 84% of net revenues versus 16% in 1999.

         o Product Mix - Since the beginning of our transition in 1999, Majesco has published 61 different SKU's ranging from multi-million dollar, multi-platform titles to licensed properties to value priced software.

         o Platforms - Majesco produced games across five different platforms in 2003, up from three platforms in 1999. Majesco is also planning to produce games for Sony's new handheld system (PSP) that are expected to be introduced in time for the 2004 holiday season.

         o Personnel - In connection with its growth, Majesco has added approximately 16 managerial members, with extensive industry backgrounds, to its product development, marketing, sales and executive teams.

         o Proprietary Intellectual Property (IP) - Majesco has developed or acquired eight proprietary titles and has exclusive "right of first refusal" publishing rights to four other titles.

         o Customers - Over the last five years, Majesco has diversified sales among its top retail accounts. Majesco's top two customers comprised 78% of sales in 1999 whereas Majesco's top six customers comprise that same percentage of sales in 2003.


INDUSTRY OPPORTUNITY

We believe the videogame industry is transitioning from a traditionally niche market into a more broad-based form of entertainment. It has been one of the few growing sub-sectors of the technology industry during the past three years. According to International Data Corporation ("IDC"), the market for videogame hardware and software in North America reached $13.4 billion in 2002 (35% growth year over year), surpassing movie box office receipts of $9 billion, movie rentals of $8.1 billion and DVD and VHS sales of $12.1 billion. Worldwide hardware and software sales are estimated to surpass $30 billion in 2003.

We believe the rapid growth of the video game industry is explained by the fact that gamers are older and have more disposable income. They have "grown up" with games and identify with and readily accept interactive entertainment and its ever-changing nature. According to the Entertainment Software Association ("ESA"), 50% of all Americans play video games and approximately 95% of people who purchase computer and videogames are 18 years or older. The first generation of gamers that played as children are having children of their own and introducing gaming as a form of family recreation. We believe the potential audience for videogames has not reached the same state of maturity as other forms of entertainment and has more room for growth.

Presently, according to the ESA, the current domestic software market opportunity is more than $7 billion, while the worldwide market is over $20 billion. U.S. publishers typically sell games within the United States and Europe. Domestically, we believe the opportunity for existing companies is large. While the top five publishers own 47% of the marketplace (on a revenue basis), the remaining publishers own less than 6% of the market each. Only one company has more than a 10% share of such market.

INDUSTRY OVERVIEW

The interactive entertainment industry is comprised of game hardware manufacturers and videogame software publishers. Videogame software is played on game hardware platforms, including home game consoles that connect to a television set, self-contained handheld platforms and personal computers.

Hardware

Historically, a new generation of more powerful game consoles is introduced to the market every four to five years. With each new generation of hardware, or cycle, the customer base for videogame software expands. This is because gaming enthusiasts mature and advances in video game hardware and software technology engage new participants, generating greater numbers of console units purchased than the prior cycle. The beginning of each cycle is largely dominated by console sales as consumers upgrade to the next-generation technology. As the cycle matures, consumers' focus shifts to software, resulting in a period of rapid growth for the videogame software industry. The end of each cycle sees the "older" hardware systems and respective software move to more value pricing levels.

The industry completed a transition from 32-bit and 64-bit home game consoles to the new, more powerful generation of game consoles, with the release of Sony's PlayStation(R) 2 in 2000 and the release of the Nintendo GameCube(TM) and Microsoft Xbox(TM) in 2001. Similarly, the 32-bit Game Boy(TM) Advance, introduced in 2001, has succeeded the 8-bit Game Boy(TM) Color handheld platform.


MANUFACTURE      PRODUCT               YEAR OF US            TECHNOLOG
-----------      -------               ----------            ---------
Home
Nintendo         NES                     1985                  8-bit
Sega             Genesis                 1989                  16-bit
Nintendo         SNES                    1991                  16-bit
Sega             Saturn                  1995                  32-bit
Sony             PlayStation             1995                  32-bit
Nintendo         Nintendo 64             1996                  64-bit
Sega             Dreamcast               1999                  128-bit
Sony             PlayStation             2000                  128-bit
Microsoft        Xbox                    2001                  128-bit
Nintendo         GameCube                2001                  128-bit

Handheld
Nintendo         Game Boy                1989                  8-bit
Nintendo         Game Boy                1998                  8-bit
Nintendo         Game Boy                2001                  32-bit
Nintendo         Game Boy Advance        2003                  32-bit
Nokia            N-Gage                  2003                  32-bit
Sony             PSP                     Expected Q4           32-bit



For consoles, PlayStation(R) 2's early introduction helped establish it as the leading hardware platform, with a projected installed base in North America of
26.8 million households in 2003, compared to 6.6 million and 8.9 million households for GameCube(TM) and Xbox(TM), respectively, according to International Data Group. For handhelds, currently Nintendo is the major player with a worldwide installed base of 37 million Game Boy(TM) Advance machines. Sony, however, recently announced their handheld entry, the PSP, that is expected to launch in time for the holiday season in 2004.

Software

Videogame software is created by the platform manufacturers (first parties) and by many independent publishers/developers (third parties). Platform manufacturers license publishers to publish games for their platforms and retain a significant degree of control over the content, quality and manufacturing of these games. They also receive a royalty for every piece of software manufactured for their console. The publishers/developers, subject to the approval of the platform manufacturers, determine the types of games they will create, and either create them in-house, with their own development teams, or outsource the development to an independent company.

Advances in microprocessors, graphics chips, hard-drive capacity, operating systems and memory capacity have greatly enhanced the ability of the PC to serve as a videogame platform. These technological advances have enabled developers to introduce videogames for PCs with enhanced game play technology and superior graphics. Although this market is not growing as quickly as the console and handheld markets, the fact that publishers are not required to pay hardware royalties and high manufacturing costs makes this an attractive market for videogame publishers.

Software for game platforms is sold generally by mass merchandise retailers such as Wal-Mart, Toys "R" Us, Best Buy and Target, or by regional retailers, discount store chains, video rental retailers, software specialty retailers and entertainment software distributors. Software publishers either distribute their products directly to these retailers and/or sell them through national distributors.

There are many participants in the videogame value chain - hardware manufacturers, licensed content providers, developers, publishers, distributors and retailers - each contributing to the creation and sale of a videogame. The amount of compensation each of these participants receives varies greatly from game to game in determining the cost of goods sold for these games. The gross margin earned on a particular game by a publisher is thus a direct function of which of these players are involved, their degree of involvement and the compensation they require. For instance, producing a blockbuster movie licensed title for multiple platforms is a different business model than producing a value-priced Game Boy Advance title.

Although many variables affect the outcome of the profitability of a game, we believe the most important are: (1) game platform, (2) content source, (3) level of marketing and (4) cost of development.

GROWTH STRATEGY

Management is focused upon building Majesco's position as a leading interactive entertainment software publisher. To achieve this goal, we will seek to execute the following strategies:

Increase our commitment to developing and marketing original, multi-platform game titles, based on controlled or owned intellectual property.

We will attempt to focus our game developing and publishing activities principally on products that are, or have the potential to become, franchise properties. These products can serve as the basis for sequels, prequels and related new products in different mediums (such as television, movies, books and comic books and related themed merchandise such as togs, clothing and other items), which can be released over an extended period of time. While Majesco focuses the majority of its efforts and resources on creating its own brands (IP's) Majesco also actively pursues new properties to be licensed that have strong sales potential.

Pursue technology and accessory opportunities with high potential return.

We endeavor to leverage our experience in, and knowledge of, the console and handheld businesses, to create non-"game" products targeted to the existing installed base of videogame consumers. For example, as a result of our experience with developing products for the Game Boy(TM) Advance, we have developed a proprietary compression technology that enables gamers to view up to 90 minutes of color video and stereo audio on a standard Nintendo Game Boy(TM) Advance System, thereby giving it added functionality as a portable video player. Additionally, we intend to create a line of accessories for the Game Boy(TM) Advance including headphones, a wireless link and non-traditional accessories that will give the unit functionality as a microscope/telescope, a GPS device or a portable videophone walkie-talkie. We expect in the near future to file patent applications with respect to aspects of the compression technology for the Game Boy(TM) Advance.

Focus efforts on publishing a diversified mix of titles for the most commercially viable game platforms, genres and price points.

We intend to concentrate our efforts on publishing a diverse mix of product offerings because it broadens our demographic market appeal, allows us to profit from different sectors of the market and mitigates our overall risk. We plan to develop and publish products across the most popular genres of games and platforms and target audiences ranging from game enthusiasts to mass-market consumers and "value priced" buyers. Currently, we develop, publish and distribute products for Sony's PlayStation(R) 2, Microsoft's Xbox(TM), and Nintendo's GameCube(TM) console systems and Nintendo's Game Boy(TM) Advance hand held device and PCs. We strive to offer our products on multiple platforms in order to leverage our costs of development, increasing potential unit sales and profitability. We take a number of factors into consideration when determining the appropriate platform, genre and price of our products including platform user demographics, the potential growth of the installed base of each platform, consumer trends and the competitive landscape at the time of a product's release.

Seek opportunities to support, when profitable, mature gaming platforms, overstock and republished products at a value price point.

We will continue to actively pursue opportunities to acquire or create products that appeal to the value segment of the market, an area of past success for us. We are one of the leading providers of $14.99 Game Boy Advance software and we believe we are well known in the industry for providing large quantities of overstock at appealing prices. To this end, we frequently have discussions with other leading third party publishers regarding republishing and overstock opportunities as we seek to add to our value priced title selections.

Expand international presence by moving to a direct publishing model in Europe and developing licensing/distribution agreements in other territories.

International markets represent a significant growth opportunity for us. Currently, our products are published in Europe through licensing arrangements with established European publishers. We intend eventually to become a leading interactive software publisher in Europe in order to achieve greater profitability, full brand exposure to consumers and more control of the marketing process. To that end, we have established Majesco Europe Limited, a wholly owned subsidiary based in England.

GROW THROUGH STRATEGIC ACQUISITIONS AND RELATIONSHIPS.

We believe acquisitions of companies with strong development talent, proprietary technologies or compelling intellectual properties will be a critical component in achieving the necessary scale and resources to be a leader in the industry. We intend to leverage strategic acquisitions and relationships to augment our internal development capacity and technical expertise, as well as to enhance our library of intellectual properties, brands and titles. We are also actively pursuing long-term strategic relationships with entertainment companies to secure license agreements and/or co-publishing opportunities.

PRODUCT DEVELOPMENT

Videogame Development

We develop videogames for console and handheld gaming platforms and PCs. We seek to develop videogames that are enjoyable, captivating and encourage repeated play. We take a cautious, but opportunistic "quality vs. quantity" approach to building our product line and seek to publish games for genres, price points and hardware platforms that have strong sales potential and nominal risk.

Before publishing a game, the title must pass through our "greenlight" process, which consists of extensive market research, studio due diligence and a thorough profit and loss analysis. As a final requirement before being accepted for publication, the title must be approved by the "green-light" committee (comprised of members from our executive, product development, sales and marketing teams). Once a title is accepted, it is evaluated at regular milestones to make sure it is progressing on time, according to specifications and on budget. All members of the green-light committee continue to be involved throughout the development process.

Independent third party developers create the majority of our next generation and original titles. However, we usually have broad rights to commercially exploit these products. We select third parties to develop videogames based on their capabilities, suitability, availability and cost. Contracts with developers are structured to give them incentives to provide timely and satisfactory performance of the development by associating payments with performance of substantive development milestones, and by providing for the payment of royalties to them based on sales of the product developed, after we recoup the development cost.

We are currently working with some of the industry's leading developers, including Terminal Reality, Inc., HudsonSoft Co., Epic Games Inc. and GlyphX Games LLC. We are often sought out as a publishing partner and are presented with a number of projects and opportunities.

We are generally obligated to submit games to the platform manufacturers (first parties) for approval prior to publishing a game for their platforms. Additionally, prior to release, each product undergoes careful quality assurance testing, which involves technical review of each component of the final product and testing on the applicable platforms. We believe we have developed excellent relationships with the platform manufacturers.

We endeavor to comply with the rules established by a domestic ratings board voluntarily established by the videogame industry and some foreign countries' ratings boards, and we label our products with these ratings. We believe that ratings labels as to the violence contained in videogames will not have an adverse effect upon us so long as ratings are consistently applied throughout the industry.

In 1998, Majesco founded an in-house development studio. As a first project, the studio focused on acquiring licenses of proven game titles from older console or PC formats and then converting them onto a variety of game platforms. Majesco's first internally developed title, Tom Clancy's Rainbow Six for the Dreamcast system (originally a PC game), garnered widespread acclaim after its May 2000 launch and sold more than 200,000 copies in its first four months at retail. Majesco is now capable of internally developing titles for the consoles/handheld platforms and the PC thanks to this and other experiences.

Gameboy Advance Video

Majesco's familiarity and working knowledge of the process and tools involved in game development have allowed it to accurately evaluate the work of its external game developers and provide assistance to such external developers in order to solve issues or expedite their development schedule.

Majesco is one of the leading publishers of software for the Nintendo Game Boy(TM) Advance. As a result of Majesco's experience with developing games for this platform, Majesco has developed (but not yet marketed) a proprietary compression technology that will enable gamers to view color video and stereo audio on a standard Nintendo Game Boy(TM) Advance System. This compression technology will allow a standard 128-megabit cartridge to hold up to 45 minutes of video and a standard 256-megabit cartridge to hold up to 90 minutes of video. No other hardware peripheral will be required and all the user will need to do is insert a regular GBA cartridge into the Game Boy(TM) Advance in order to turn it into a personal video player. We are currently in negotiations with many major movie studios and television networks to obtain content.

Gameboy Advance Accessories

We also have launched two successful accessory products for the Nintendo Game Boy(TM) Advance, "Light Boy" and "Arm Light", which have been licensed by Nintendo, and will seek to continue making inroads in this category in the future. For example, we intend to create a line of accessories for the Game Boy(TM) Advance, including headphones, a wireless link as well as non-traditional accessories that are expected to turn a Game Boy(TM) Advance into a microscope/telescope, a GPS device or a portable videophone walkie talkie.

Game Engine

Additionally, a potentially lucrative by-product of our internal development capabilities is the game engine and editor we co-developed with the external group responsible for BloodRayne's development, Terminal Reality. Since October of 2000, we have worked with them to create an intuitive, powerful game development tool and engine that can create multi-platform titles using the same code. When appropriate, we will use this engine for future internally or externally developed titles in order to reduce development costs as well as have more control over game code.

INTELLECTUAL PROPERTY

Platform Licenses

The major platform manufacturers require that publishers obtain a license from them to publish games for play on their platforms. The Company currently has non-exclusive licenses from Nintendo (GBA, GBC and GameCube(TM)), Sony (PlayStation(R) and PlayStation(R) 2), Microsoft (Xbox(TM)) and Nokia (N-Gage(TM)). Each platform manufacturer requires that the software and a prototype of each title, together with all related artwork and documentation, be submitted for its pre-publication approval. This approval is generally discretionary.

Intellectual Property Licenses

While we develop original titles, the majority of our games are licensed from third party developers or based on trademarks and other rights and properties owned by third parties. Typically, we are obligated to make minimum guaranteed royalty payments over the term of these licenses and advance payment against these guarantees. License agreements generally extend for a term of two to three years and are terminable under a variety of events. Some licenses are limited to specific territories or platforms.

We have secured the rights to exploit many major intellectual properties and proven game franchises from leading publishers and licensors. Our titles have included such recognizable names as Cartoon Network, Star Trek Voyager, Tom Clancy's Rainbow Six, Pitfall, Monopoly, Frogger, Castlevania, Pac-Man, Q-Bert, Disney's Hercules, Battlebots, King of the Cage and Tonka. Our management believes it has strong relationships with major licensors including Disney, Paramount, Time Warner, DC Comics, MTV and others.

Original Titles and Proprietary Intellectual Properties (IPs)

We own all intellectual property rights to Advent Rising, an epic science-fiction action game with dialogue written by Hugo and Nebula award winning novelist, Orson Scott Card. Although scheduled for release in October 2004, the title has already been selected as one of the Top Games of 2004 by Official Xbox(TM) Magazine and garnered over 30 pages of print editorial (exposing it to well over 3 million videogame enthusiasts) and numerous online plaudits. Advent Rising also has been placed on Microsoft's "watch list" of highly anticipated new releases.

Launched in October 2002, BloodRayne has generated major consumer interest and worldwide retail sell-in of more than 600,000 units. As a testament to the popularity of the franchise, we have sold the movie rights associated with the BloodRayne title to Brightlight Pictures (Alone in the Dark, House of the Dead) and entered into a strategy guide deal with Prima Publishing. In addition, a picture of BloodRayne, which is also the name of the main character featured in the game, recently graced the cover of Play magazine's special "Girls of Gaming" issue (November 2003). We are also in negotiations to develop BloodRayne into an animated series, collectible action figures, series of novels, comic books and jewelry. BloodRayne 2 is currently in development and expected to be released in October 2004.

Additional original titles Majesco owns intellectual property rights to are Black 9, BlowOut, Iridion, Boy and his Blob, Fortress and Picassio.

We expect in the near future to file patent applications with respect to aspects of the compression technology for the Game Boy(TM) Advance. There is no assurance that such applications will be approved or, if approved, provide significant protection.

MANUFACTURING

We prepare a set of master disks, documentation and packaging materials for our products for each respective hardware platform on which the product will be released. Disk duplication, packaging, printing, manufacturing, warehousing, assembly and shipping are performed by third parties in order to maintain protection over their hardware technologies, Sony and Nintendo generally specify or control the manufacturing and assembly of finished products. We deliver the master materials to the licensor or its approved replicator, which then manufactures finished goods and delivers them to us for distribution under our label. At the time our product unit orders are filled by the manufacturer, we become responsible for the costs of manufacturing and the applicable per unit royalty on such units, even if the units do not ultimately sell.

Initial orders generally require seven to 40 days to manufacture depending on the platform. Reorders of disc-based products generally require only seven to 14 days to manufacture, while reorders of cartridge-based products require approximately 30 to 40 days to manufacture. Shipping of orders requires an additional three to ten days, depending on the mode of transport and location of the manufacturer. Only the Nintendo Game Boy(TM) Advance uses cartridges, while the new generation home consoles are all disc-based.

We participate in the electronic data interchange (EDI) program maintained by most of our large customers. We generally fill re-orders from inventory within two days. As a result, our videogames traditionally have no backlog of orders.

To date, we have not experienced any material difficulties or delays in the manufacture and assembly of our products or material returns due to product defects.

DOMESTIC SALES AND DISTRIBUTION

We believe we have effective distribution channels. We distribute our products domestically through both direct and indirect channels.

o Direct - We believe our sales team has strong relationships with major retailers and communicates with them frequently. The sales team is headed by Morris Sutton, our Chairman and the founder of Majesco, who manages our sales representatives and personally handles a number of key accounts.

o Indirect - We currently utilize seven sales representative organizations located throughout the United States. The firms we use were chosen based on their performance and retailer relationships. On average, two sales representatives per organization are assigned to our account. It is customary for the sales representatives and distributors of our games who are assigned specific customers to also distribute games produced by other manufacturers. Distribution channels are dominated by a select group of companies, and a publisher's access to retail shelf space is a significant competitive factor.

Our principal customers are:

o   Mass merchandisers

o   National and regional retailers

o   Discount store chains

o   Video rental retailers

o   Entertainment software distributors and re-sellers

We believe we have enjoyed close relationships with key executives and buyers of a number of mass-market retailers including Wal-Mart, Target and Toys "R" Us, as well as specialist retailers including Best Buy, Electronics Boutique and Game Stop. Over the last five years, Majesco has diversified sales among our top retail accounts. Majesco's top two customers comprised 78% of sales in 1999 whereas Majesco's top six customers comprise that same percentage of sales in 2003.

MARKETING

Marketing programs principally support our premium priced publishing efforts. Our marketing objectives are to create strong brands and franchise properties, support sell-in to retail and drive sell-through to consumers. As each of our games has different features, benefits and target markets, we develop marketing programs for each title on an individual basis. The amount of support a title receives is directly related to its perceived "hit," or sales, potential. While all titles will be supported in some way, those with the most potential will have long lead (12 months or longer), multi-faceted, tactical marketing programs designed to generate enthusiasm and support long before being shipped to retail.

Specific consumer marketing strategies we may employ include TV, radio and/or print advertising, web site, online marketing, demo distribution, promotions (and cross-promotions with third parties) and point-of-purchase advertising. Additionally, central to a marketing campaign are customized public relations programs designed to create awareness with all relevant audiences, including core gamers and mass entertainment consumers.

To date, public relations efforts have resulted in continuing coverage for the company and individual titles in the all-important computer and video gaming publications, as well as major consumer newspapers, magazines and broadcast outlets, such as The New York Times, USA Today, Entertainment Weekly, Maxim, Playboy, Newsweek and CNN, among others. We also host media events throughout the year at which print, broadcast and online journalists can preview, review and demonstrate our products prior to their release.

In addition to regular face-to-face meetings and communication with our sales force, we employ extensive trade marketing efforts including direct marketing to buyers and store managers, trade shows (Electronic Entertainment Exposition, CES, Interactive Entertainment Merchant Association Show, the Licensing Show, etc.), premium distribution and sales incentive programs.

INTERNATIONAL OPPORTUNITY

We have historically focused our efforts and resources on established domestic markets. Over the last two years, we have expanded our international presence by establishing licensing and/or distribution agreements with leading international publishers. These established pan-European organizations fulfill all sales, marketing and distribution needs for our multi-format product line-up in the European marketplace. We believe this strategy has enabled us to take a conservative approach to the international market, allowing us to develop our brands and build knowledge and relationships, while enjoying revenue-generating capabilities with limited risk. Similar licensing/distribution deals are being considered for other continents.

As part of this initiative, we have opened an office in the UK. Since its inception in 2001, Majesco Europe has been responsible for securing and managing commercial deals with THQ Inc., The Codemasters Software Company Limited and Vivendi Universal Games International and has to date generated retail revenue in excess of $55 million. For additional information on Majesco's relationship with Vivendi, please see "Risk Factor - Majesco did not receive the consent of certain of its distributors and licensors with respect to the recently completed merger."

o Vivendi published BloodRayne, Black & Bruised and seven other titles throughout Europe and Asia.

o THQ distributed 10 Game Boy Advance titles.

o Codemasters published Star Trek Voyager and Soldier of Fortune.

The current European management infrastructure is responsible for converting all US products from the NTSC format to the European PAL format, localizing documentation, managing all European strategic and tactical marketing with our publishing partners and sourcing and acquiring new titles.

We seek to become a leading stand-alone interactive software publisher in Europe. Benefits of the direct publishing model include greater revenue opportunities, full brand exposure to consumers and greater control of the marketing process. To illustrate what we believe to be our international growth potential, we derived 7% of our revenue from international markets in 2003. On average, however, we believe most interactive entertainment publishers realize approximately 30% of their revenue from international distribution.

With an international charter, Majesco Europe focuses on critical markets such as England, France, Germany, Italy, Spain, Asia Pacific and the Benelux region.

COMPETITION

The interactive entertainment software industry is highly competitive. Furthermore, the industry is characterized by the continuous introduction of new titles and the development of new technologies.

Our ability to compete is based on our ability to:

o   Select and develop popular titles

o Identify and obtain rights to commercially marketable intellectual properties

o   Adapt products for use with new technologies

Successful competition in our market is also based on:

o   Price

o   Access to retail shelf space

o   Product quality

o   Product enhancements

o   Brand recognition

o   Marketing support

o   Access to distribution channels

Our competitors vary in size from small companies with limited resources to large corporations with greater financial, marketing and product development resources. We compete with Nintendo, Microsoft and Sony, who publish software for their respective systems. We also compete with numerous other companies licensed by the platform manufacturers to develop software products for use with their respective systems. These competitors include Acclaim, Activision, Midway, Capcom, Eidos, Electronic Arts, Infogrames, Interplay Entertainment, Konami, Lucas Arts, Namco, Sega, Take-Two Interactive, THQ, and Ubi Soft, among others. We face additional competition from the entry of new companies into the market, including large diversified entertainment companies.

                                   MANAGEMENT


MORRIS SUTTON / CHAIRMAN OF THE BOARD. As Chairman of the Board, Morris Sutton is responsible for the Company's overall direction and strategic growth. Morris Sutton has been Chairman since December 2003. Mr. Sutton has more than 40 years of business experience, was the founder of Majesco and spearheads an aggressive sales program responsible for the growth in revenues of Majesco, our sole operating company and wholly-owned subsidiary. He has helped to build personal relationships with key buyers and entertainment industry executives.

JESSE SUTTON / CHIEF EXECUTIVE OFFICER & PRESIDENT / MEMBER OF THE BOARD. As President, Jesse Sutton oversees all aspects of our day-to-day operations. As one of Majesco's first employees, Jesse brings to our company more than 15 years' experience in business management and has been instrumental in developing and overseeing all of Majesco's key strategic alliances. Jesse Sutton is Morris Sutton's son.

JOSEPH SUTTON / EXECUTIVE VICE PRESIDENT OF RESEARCH & DEVELOPMENT / MEMBER OF THE BOARD. As the Vice President of Research and Development, Joseph Sutton is responsible for Majesco's product acquisition, design strategies and quality assurance. Under his guidance, Majesco has transitioned its product lineup to include the leading next-generation console platforms, including the Sony PlayStation2 console, Microsoft Xbox(TM), and the Nintendo GBA and GameCube(TM) entertainment systems. Joseph Sutton is Morris Sutton's son and Jesse Sutton's brother.

JAN E. CHASON / CHIEF FINANCIAL OFFICER. Jan E. Chason is a senior executive with 34 years of experience in financial management and control, strategic planning and financing. Prior to joining Majesco, Mr. Chason served on the executive team of SFX Entertainment (acquired by Clear Channel Communications, Inc.) and held positions including Corporate Senior Vice President and Divisional Chief Financial Officer. Prior to his tenure at SFX Entertainment, Mr. Chason was the Chief Financial Officer of two other public companies and a partner at Ernst & Young LLP. Mr. Chason is a Certified Public Accountant.

KEN GOLD / VICE PRESIDENT OF MARKETING. Ken Gold is a marketing executive with more than 16 years of experience at leading interactive entertainment providers and top advertising agencies. Prior to joining Majesco, Mr. Gold spent eight years in the videogame industry with Acclaim Entertainment and GT Interactive Software. Between the two publishers, Mr. Gold was responsible for the marketing of more than 50 high profile titles including NFL Quarterback Club, WWF Raw and Unreal. Ken Gold spent the first six years of his career at leading ad agencies, including BBDO New York and Chiat/Day working on major national accounts including HBO, Armstrong World Industries, SmithKline Consumer Products and Reebok.

KEVIN RAY / CHIEF TECHNOLOGY OFFICER. Kevin Ray has 14 years of experience in engineering and programming, including seven years in the interactive entertainment industry. Previous positions include CTO of Mattel Interactive, VP of Engineering at Games.com, Director of Technology at Hasbro Interactive and Principle Engineer at MicroProse. Prior to this, Mr. Ray was Director of OzzLab at Ozz Research and Director of Engineering at Byte by Byte Corporation, where he worked on the development of one of the first commercial 3d modeling, rendering and animation programs, Sculpt 3d.

JOSEPH TUCHINSKY / GENERAL COUNSEL/SENIOR VICE PRESIDENT BUSINESS AND LEGAL AFFAIRS. Joe Tuchinsky has over 20 years of corporate legal experience, including eight years in the interactive entertainment industry. In his role, he is responsible for managing all of our business and legal affairs including development contracts, licensing relationships, litigation, intellectual property rights and corporate governance. Mr. Tuchinsky's previous positions have included Director of Legal and Business Affairs for Atari, Inc., General Counsel for Future Vision Holding, Inc. and Senior Attorney for Long Island Lighting Company.

CHRIS MEREDITH / MANAGING DIRECTOR, EUROPE. Chris Meredith has more than ten years experience of the interactive entertainment industry, both here in the US and Europe, and was part of the original launch team for PlayStation. He has been instrumental in both setting up Majesco Europe and orchestrating all deals that have originated from there, and together with Morris Sutton sits on the board of Majesco Europe. Mr. Meredith's previous positions have included VP of Marketing at Sony Interactive (US & Europe), European Marketing Director at MicroProse and SVP of Marketing at 3dfx Interactive in Europe.

DANIEL KITCHEN / VICE PRESIDENT OF DEVELOPMENT. Daniel Kitchen is a 23-year veteran of the videogame and interactive multimedia industry. After a career as one of the youngest successful senior designers at Activision, he was Co-founder and Executive Vice President of Product Development for Absolute Entertainment Inc., a publicly held entertainment software development and publishing firm. Since 1979, Mr. Kitchen has been responsible for over 100 commercially successfully games across a variety of platforms.

LEGAL PROCEEDINGS

We are currently party to certain material, threatened and pending legal proceedings as briefly described below:

         1. ATARI INTERACTIVE, INC. (FORMERLY KNOWN AS INFOGRAMES INTERACTIVE, INC.) In August 2003, the US District Court of Massachusetts in Infogrames Interactive, Inc. v. Majesco Sales Inc. entered judgment against Majesco in the approximate amount of $6.7 million pursuant to a breach of contract action.

         On or about December 3, 2003 (the "Effective Date"), Majesco settled the case on the following material terms and conditions:

         (i) Majesco agreed to pay Atari Interactive, Inc. $6.7 million as follows: (a) $1 million no later than two weeks after the Effective Date, which was paid out of borrowings (see "Related Party Transactions"); (b) $2.5 million upon the first to occur of (1) Majesco receiving a total of $15 million or more in third party financing (subject to various terms and conditions) (the "Financing Date") or (2) June 30, 2004; (c) $1 million on the earlier of one year from the Financing Date or June 30, 2005, with interest at 5% per annum; and (d) $2.2 million on a date which is 42 months from the Effective Date, such payment accruing interest at the rate of 5% per annum from the earlier of the Financing Date or June 30, 2004.

         (ii) As collateral security for all of Majesco's obligations under the Settlement Agreement, Majesco granted Atari a continuing security interest in all of its assets, to the extent permitted under Majesco's existing loan documents.

         (iii) Consistent with the security interest granted to Atari, Majesco also agreed to assign to Atari its right to receive all revenue under certain of its distribution agreements, which assignment will be released under certain circumstances. Such revenues are payable to Atari in order to satisfy Majesco's obligations described in (i)(c) above and thereafter to satisfy the obligations described in (i)(b) above; provided that regardless of revenues received under these agreements, Majesco is obligated to pay to Atari, no later than March 31, 2004, on account of the obligations described in (i)(c) above, $500,000 in immediately available funds.

         (iv) Majesco also agreed that until full and final payment of all obligations to Atari, without Atari's prior consent, it will not, directly or indirectly (a) create, guarantee or otherwise become liable with respect to any indebtedness, except in the ordinary course of its business (b) create, incur or assume any liens, except in the ordinary course of its business (c) liquidate, merge, consolidate, reorganize or dispose of any of its assets, (d) except with respect to previously existing affiliate loans not exceeding $6,000,000, make any distribution to any of its principals or their affiliates, (e) enter into any transaction with any of its principals or their affiliates, except in the ordinary course of its business, (f) suspend or go out of business, or (g) except under certain circumstances, increase the pay or compensation of any of its affiliates.

         2. RAGE GAMES LIMITED V. MAJESCO SALES INC. On September 20, 2002, Rage Games Limited ("Rage") filed a complaint against Majesco in the United States District Court for the District of New Jersey. Majesco filed and served its Answer on or about November 6, 2002 (Rage Games Limited is currently in bankruptcy proceedings and is no longer doing business in the ordinary course).

         All five counts in the complaint arise out of two License and Distribution Agreements between Rage and Majesco. Count One alleges breach by Majesco of the first of the two agreements; Count Two alleges breach of the second agreement. Count Three alleges claims based on an unjust enrichment theory. Count Four asserts a right to relief on the basis of promissory estoppel. Count Five asserts a claim on an anticipatory repudiation theory. Rage seeks approximately $6 million in damages.

         Majesco asserts substantial defenses that the product was not fit for use. Majesco's Answer included three counterclaims. The First and Second Counterclaim assert claims for damages arising out of Rage's breach of the first agreement, and the Third Counterclaim seeks damages for unjust enrichment in connection with the second agreement.

         In accordance with the Magistrate's order motions for summary judgment are due on February 16, 2004 with oppositions to the motions due on February 26, 2004, replies due on March 4, 2004 and the entire record to be submitted to Judge Bissell on March 15, 2004.

         In addition to the two items set forth above, we are subject to certain other pending claims and litigation. The liability, if any, resulting from the disposition of these claims and litigation, in the opinion of management, after review and consultation with legal counsel, would not have a material adverse effect upon the Company.

PROPERTIES

We lease 21,250 square feet of office, development and storage space located at 160 Raritan Center Parkway, Edison, NJ 08837. The lease, which costs approximately $25,000 (increasing to $28,500 after April, 2004) per month (plus taxes, insurance and operating costs), expires in July 2009.

We also lease 1,082 square feet of office space located at 39 Newhall Street, Birmingham, UK. This lease costs approximately $3,600 per month and expires in September 2004.

EMPLOYEES

We have approximately 70 full time employees, and believe our relationship with our employees is satisfactory. We currently do not have any formal written employment contracts with any of our employees.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  CONNECTIVCORP

Date: February 6, 2004            By: /s/ Jesse Sutton
                                  -------------------------------
                                  Name: Jesse Sutton
                                  Title:  President and Chief Executive Officer